EXHIBIT 14.1




                        RUSH FINANCIAL TECHNOLOGIES, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                    SECTION I
                                  INTRODUCTION

The purpose of this Code of Business Conduct and Ethics ("Code") is to state the principles of business conduct that the Board of Directors requires of each of its members as well as all officers and employees of Rush Financial Technologies, Inc., and each of its subsidiaries (the "Company"). The Code outlines specific guidelines for conduct in situations that affect all employees. Such principles and guidelines are to be adhered to at all times and under all circumstances and are applicable to all directors, officers and employees of the Company. Unless specifically addressed herein, when the term "Employee(s)" is used herein it also applies to all of the officers and directors of the Company.

All employees of the Company are expected to be guided by the basic principles of honesty and fairness in the conduct of the Company's affairs. Employees are encouraged to ask questions and voice concerns about the meaning or application of the Company's business practices and compliance with applicable laws and regulations. Enforcement of sound ethical standards is the responsibility of every director, officer and employee of the Company. Employees are expected to report suspected violations of Company policies and internal control procedures or to make complaints regarding accounting, internal accounting controls or accounting matters or to express concerns regarding questionable accounting or auditing matters promptly to the Company's Director of Corporate Governance or the Audit Committee of the Board of Directors. With the "Compliance Line," the Company provides employees with a confidential means to report any such suspected violations or complaints. No action will be taken or threatened against any employee for making a complaint or disclosing information to the employee's supervisor or management personnel unless (1) the complaint or disclosure was made with the knowledge that it was false or with willful disregard for its truth or accuracy, or (2) the employee was involved in the improper activity. The Compliance Line number is 972-450-6000 x. 217.

The Board of Directors of the Company is charged with enforcing compliance with this Code to ensure that the Company conducts itself in a manner consistent with its obligations to society and its stockholders. The Board has established procedures to monitor compliance. Violations by any employee will subject the employee to disciplinary action, and in certain cases, discharge from employment.

Due to the seriousness of this subject, any employee, officer or director with any doubts about the applicability of this Code should talk to the appropriate level of higher management or the Company's Director of Corporate Governance. This Code of Business Conduct and Ethics supersedes and replaces any policies of a similar nature of the corporate predecessors of the Company.

                                   SECTION II
               ETHICS AND COMPLIANCE WITH ALL LAWS AND REGULATIONS

     POLICY: The Company will conduct its business in accordance with the highest ethical and legal standards. The Company is committed to being a good corporate citizen of all states and countries in which it does business. Employees must understand that the Company does care how results are obtained, not just that they are obtained. The Company supports any employee who passes up an opportunity or advantage which would sacrifice the Company's ethical standards. Therefore, it continues to be the policy of the Company to comply in all respects with all laws and regulations that are applicable to its business, at all government levels in the United States and abroad. If a law conflicts with a policy in this Code, the law


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     must be followed;  however, if a local custom or policy conflicts with this
     Code, this Code must be followed. Any employee who does not adhere to these standards is acting outside the scope of employment or agency. The Company expects employees to report suspected violations of laws or Company policies to Company management.

Other sections of the Code deal with specific laws and regulations and outline general guidelines for compliance with such laws and regulations due to their particular importance to the Company's business activities. The special emphasis on these laws does not limit the general admonition to comply with all applicable laws, regulations and judicial decrees of the United States (federal, state and local) and of other countries where the Company transacts business.

The Company expects candor from its officers and managers and compliance with Company policies and rules. Because attempts by officers and managers to conceal information from higher management or the auditors might be seen by subordinates as a signal that Company policies and rules can be ignored when inconvenient, officers and managers will be strictly accountable.

No officer or employee should at any time take any action on behalf of the Company which he or she knows or reasonably should know would violate any law or regulation. The Company's interests are not served by unethical practices and activities even if the practices and acts are not in technical violation of the law. An officer or employee having even the slightest question as to the validity of any action proposed to be taken on behalf of the Company should immediately contact the Company's Director of Corporate Governance for advice.

                                   SECTION III
                              CONFLICTS OF INTEREST

     POLICY: It is the policy of the Company that all directors, officers and other employees avoid any conflict between their personal interests and the interests of the Company in dealing with suppliers, customers, competitors, organizations and third parties. Employees, officers and directors may not use their positions, Company assets, or confidential information gained in connection with their employment or involvement with the Company for personal gain or for the benefit of a family member or any outside party.

It is not feasible to specify all activities that may give rise to a conflict of interest; however, they generally occur in the areas of personal investments, affiliations, business gifts and confidential information. The following examples will serve as a non-exclusive guide to the circumstances or types of activities that could cause conflicts and therefore are prohibited unless specifically approved in writing by the Company through the employee's supervisor or officer in charge of the employee's department, or in the case of an officer, the Board of Directors; and then with such approval forwarded to a) the officer who has responsibility for the employee's department and b) the Company's Director of Corporate Governance:

(1) Ownership, by an employee or any immediate family member (spouse, parents, children and their spouses) or associate, of any financial interest in any non-public enterprise that does business with, or is a competitor of, the Company.

(2) Ownership, by an employee or immediate family member, of 2% or more of the outstanding shares of any publicly owned corporation regularly traded on any open market that does business with, or is a competitor of, the Company.

(3) Participation in any outside activity that competes directly or indirectly with the Company or that interferes with (or has the appearance of interfering with) the performance of the employee's duties to the Company.

(4) Service as a director, consultant or employee of an enterprise that conducts or seeks to conduct business with, or is a competitor of, the Company. This does not include appointment to a position in an outside company as a representative of the Company.

(5) Acceptance by an employee or close relative or associate of gifts of a size that may tend to influence the employee's business decisions or compromise the employee's independent judgment. In addition to excessive size gifts, prohibited situations requiring company approval before acceptance also include, but are not limited to: loans, excessive entertainment, discounts, hunting or fishing trips, golf outings, tickets to shows or athletic games, services, sponsorships, contributions or other special favors from any individual, enterprise or organization that does or is seeking to do business with, or is a competitor of, the Company. Acceptance of minor gifts such as meals and refreshments for immediate consumption, entertainment, routine promotional sales gifts and other items of nominal value are not prohibited by this provision provided such acceptance is in keeping with good business ethics, gives no appearance of impropriety, does not result in special or favored treatment for the donor and no effort is made to conceal the full facts by the recipient or the donor and it

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does not create or imply a business  obligation  or otherwise  create a conflict between the employee's personal interests and the best interests of the Company.

(6) Ownership, by an employee, immediate family member, or associate, of a contractual or real property interest in any property or intellectual property owned or operated by the Company or any of its subsidiaries or affiliates.

(7) Disclosure or use by an employee of information that is confidential, proprietary or privileged, for the benefit or gain of the employee or any other person. The obligation to preserve confidential, proprietary or privileged information continues even after employment or agency with the Company ends.

(8) Use of Company opportunities discovered or learned through use of Company information or one's Company position for personal gain or the gain of any other person.

In the event that an employee senses possible involvement in a conflict of interest situation, the employee should immediately report the matter to his or her supervisor, making a full disclosure of all pertinent facts and circumstances. The Company will develop a form for use by employees for reporting such matters. Because each case may involve special circumstances, it will be judged on its own merits considering the duties of the employee and the relative significance of the factors involved. Directors and officers, while not required to get pre-approval for the types of activities referenced in paragraphs (1) through (8), above, must promptly disclose any such conflicts or potential conflicts to the Company's Director of Corporate Governance for periodic review by the Company's Audit Committee and Board.

Failure by any employee or officer to seek approval for, or in the case of directors and officers, to disclose, an activity which, in the opinion of management or, in the case of directors and officers, the Board believes would result, or has resulted, in a conflict of interest, may result in disciplinary action up to and including discharge from employment. In addition, the Board will take appropriate disciplinary action against any officers and directors whose disclosures reveal activities which, when reviewed by the Audit Committee and Board, are determined to have been a conflict of interest.

                                   SECTION IV
                        HUMAN RESOURCES, EQUAL EMPLOYMENT
                         OPPORTUNITY AND NON-HARASSMENT

     POLICY: The Company recognizes that its greatest assets are its employees and realizes that the proper utilization, development and protection of the Company's human resources are the key to continued success. It is the policy of the Company to provide equal employment opportunity in conformance with all applicable laws and regulations to individuals who are qualified to perform job requirements, regardless of their race, color, sex, religion, national origin, age, physical or mental handicap, or veteran's status. Equal opportunity shall be provided in all aspects of the employment relationship.

     Further, the Company expressly prohibits any form of unlawful employee harassment based on race, color, sex, religion, national origin, age, physical or mental handicap, or veteran status. The Company's objective is to provide a work environment that encourages mutual employee respect and working relationships free of harassment. Harassment, whether it occurs in the workplace or at a Company-sponsored function, will not be tolerated. Forms of harassment include, but are not limited to unwelcome verbal or physical advances and sexually, racially or otherwise derogatory or discriminatory materials, statements or remarks. All employees, including supervisors and managers, will be subject to disciplinary action up to and including termination for any act of harassment. Supervisors and managers have particular responsibility for maintaining a work environment free from discrimination and harassment and for the prompt identification and resolution of any problem areas regarding such issues.

Employees of the Company should refer to the "Policy Guides for Employees" for the procedures implementing and enforcing this policy.

                                    SECTION V
                    RELATIONSHIP WITH GOVERNMENTAL OFFICIALS

     POLICY: No funds or assets of the Company shall be paid, directly or indirectly, in violation of applicable law, to any government official, either inside or outside of the United States, or to any enterprise owned or controlled by any government official.

A great deal of public attention has been directed to questionable payments that some corporations have made to government officials both in this country and abroad. The purpose of this Code is to reiterate the Company's longstanding


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policy in the clearest  possible terms. The success of the Company's  operations depends, to a great degree, upon its ability to build relationships with government officials and employees based on honesty and integrity.

Payments, regardless of amount, or gifts of entertainment (of more than nominal value) to government officials and other government personnel of the United States and other domestic or foreign jurisdictions, regardless of motive, are viewed by the Company as improper and are not permitted. In addition, laws such as the Foreign Corrupt Practices Act, which is a U.S. law prohibiting bribery of foreign officials, provide for serious criminal and civil penalties against corporations, employees, officers and directors. The relationships of Company personnel with public officials should in all respects be of such an open and forthright nature that the integrity and reputation of the officials and the Company will not be impugned in the event the full details of the relationship, including any gifts or entertainment, become a matter of public record.





                                   SECTION VI
                               COMMERCIAL BRIBERY

     POLICY: No funds or assets of the Company shall be paid, loaned or otherwise disbursed as bribes, kickbacks or other payments designed to influence or compromise the conduct of the recipient, and no officer or employee of the Company shall accept any funds or other assets for assisting and obtaining business or securing special concessions from the Company or any other person or legal entity.

The Company considers one of its most valuable assets to be its reputation and integrity. It seeks stable and profitable business relationships -- based on integrity -- with its employees, customers, suppliers and all others whose activities touch upon its own. To that end, Company's directors, officers, employees and agents should conduct their business affairs so as to guard and protect the Company's reputation.

By way of illustrating the strict ethical standards that every director, officer, employee and agent is expected to maintain, the following conduct is expressly prohibited:

(1) Payment or receipt of money,  gifts,  loans or other favors that may tend to
influence   business  decisions  with  respect  to  the  Company  or  compromise independent judgment.

(2) Payment or receipt of rebates or kickbacks for obtaining business for the Company.

(3) Payment of bribes to government officials, such as tax authorities, to obtain favorable rulings on issues of local law for the Company.

Any other activities of this nature that, though not enumerated, could degrade the Company's reputation and integrity are also prohibited.

These guidelines are not intended to prevent the Company from paying normal and reasonable commissions to its agents, from taking normal prompt payment discounts, and also from giving or receiving gifts or services that comport with normal and customary social amenities and that do not tend to compromise the conduct of the recipient.

Should an officer, employee or agent be requested to make or accept a gift or payment that is prohibited by this Code, disclosure of the request and all the surrounding circumstances should be made immediately to his or her supervisor. If any situation arises in which the propriety of such request is in the least manner questionable, the Director of Corporate Governance of the Company should be consulted for resolution of the question.

                                   SECTION VII
               PROPER RECORDING OF FUNDS, ASSETS AND DISBURSEMENTS

     POLICY: All funds, assets, receipts and disbursements of the Company shall be properly recorded on the books of the Company.

To assure that this policy is implemented, it is specifically understood that:

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(1) No funds or accounts  shall be  established  or maintained for purposes that are not fully and accurately reflected on the books and records of the Company.

(2) No funds or other assets shall be received or disbursed without being fully and accurately reflected on the books and records of the Company.

(3) No false, fictitious or intentionally misleading entries shall be made on the books or records of the Company, and no false or misleading reports pertaining to the Company or its operations shall be issued.

Any officer or employee having knowledge of any act or circumstance that is prohibited by this policy shall immediately report the matter to the Company's Director of Corporate Governance and Audit Committee.

                                  SECTION VIII
                           SUBSIDIARIES AND AFFILIATES

     POLICY: All personnel of the Company who act as Company representatives on the boards of directors, or in other management positions, of subsidiaries or affiliates of the Company are expected to cast their votes, exert their influence and otherwise conduct their activities in a manner which will promote the observance of the policies in this Code by such subsidiaries and affiliates, subject to their fiduciary obligations, if any, associated with the nature of their representative positions.

                                   SECTION IX
                    ENVIRONMENTAL AND TOXIC SUBSTANCES POLICY

     POLICY: The Company has long been committed to the goal of safe, efficient and environmentally sound business practices and operations and has been supportive of endeavors aimed at preserving our environmental heritage. Such commitment is entirely consistent with the Company's economic goals and is in the best interests of its shareholders. The Company shall conduct its business in a manner that protects employees, others involved in its operations and the public from unacceptable risks due to toxic substances which are produced or used in the Company's business. The Company is committed to continuous efforts to identify and manage risks associated with such substances. In addition, in the conduct of its business it is the Company's policy to comply with all applicable environmental laws and regulations and not to condone any failure by Company employees to comply with such laws and regulations.

The Company is committed to complying with all applicable laws and regulations relating to protection of the environment as well as to using all reasonable efforts to operate in a manner that preserves the environment and conserves natural resources. Numerous federal, state and local laws and regulations exist which involve the protection of the environment. These laws and regulations are diverse and far-reaching. Violation can produce severe consequences not only for the Company but for any employee involved in a violation. In the conduct of the Company's operations and business, each officer and employee is required to comply with all applicable laws and regulations relating to the protection of the environment. Any employee having questions about environmental laws or regulations should consult the office of the Company's Director of Corporate Governance.

                                    SECTION X
                                     SAFETY

     POLICY: It is the Company's policy to conduct its operations and business in a manner that protects the safety of employees, others involved in its operations and the public. The Company will strive to prevent all accidents, injuries and occupational illnesses through the active participation of every employee. The Company is committed to complying with all applicable laws and to continuous efforts to identify and eliminate or manage safety risks associated with its activities.

The Company is committed to complying with all applicable laws and regulations relating to maintenance of a safe workplace. Each employee should perform his or her duties in a manner that will not endanger the employee or others. Employees are required to use such safety equipment as may be required by law, regulation or by Company manuals, handbooks and guidelines. Employees are also required to use all reasonable efforts to maintain the work area in such condition as will not pose a safety hazard for themselves or others. Employees are encouraged to identify ways to improve safety and to bring these to the attention of the supervisors.

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                                   SECTION XI
                                 ANTITRUST LAWS

     POLICY: It is in the best interest of the Company, as well as that of its stockholders and employees to have vigorous and fair competition. The antitrust laws were conceived and enacted as a means for helping to preserve the free enterprise system by promoting healthy competition. It is the policy of the Company that all its directors, officers and employees shall, in carrying out their duties to the Company, comply in all respects with the spirit as well as the letter of such antitrust laws, domestic and foreign. In circumstances where there is a legitimate doubt as to the proper interpretation of the law it is required that the matter be referred through appropriate channels to the Company's Director of Corporate Governance, who will obtain such advice.

In the United States the body of laws that are generally referred to as antitrust laws is a collection of statutes that have been enacted over a period of many years both by the federal government and the various states. These laws prohibit business practices that constitute unreasonable restraints of trade, unfair trade practices and other anti-competitive activities. Depending on the circumstances, certain prohibited practices include the following:

(1)  Creation of a monopoly or attempts to create a monopoly;

(2) Agreements among competitors to increase, decrease or stabilize prices; to divide territories or markets; to allocate customers; to limit the quality of products or to limit the production of products; and

(3)  Discrimination in price and other predatory trade practices.

Any failure to comply with antitrust laws can have far reaching affects, not only on the Company, but also upon each employee involved in the violation. Any employee having any question concerning compliance with antitrust laws should seek advice from the office of the Company's Director of Corporate Governance, who will obtain such advice.

No employee of the Company has any authority whatsoever to engage in any activity that could constitute a violation of the antitrust laws and all employees are specifically directed not to do so. This direction is without any qualification, limitation or restriction whatsoever.

                                   SECTION XII
                             ELECTION CAMPAIGN LAWS

     POLICY: No funds or assets of the Company shall be contributed to any political party or organization, or to any individual who either holds public office or is a candidate for public office, except where such contribution is permitted by applicable law and has previously been authorized by the Board of Directors or Executive Committee of the Company.

Federal and state laws restrict the contribution of corporate funds to candidates for federal, state or local office or to committees formed to support such candidates or advocate their political causes. The Company requires strict compliance with these laws.

The following are examples of activities for candidates or committees that are prohibited by these laws and by the policy of the Company:

(1) Contributions by an employee that are reimbursed through expense accounts or in other ways;

(2) Purchases by the Company of tickets for special dinners or fund raising events;

(3) Contributions in kind, such as: a) the loaning of employees to political parties; or, b) the use of Company assets in political campaigns; and

(4) Indirect contributions by the Company through suppliers, customers or agents.

It is acknowledged that political contributions by corporations are permitted by the laws of some states and in some foreign countries they are not only permitted but expected. Even under these circumstances, no Company funds or assets shall be used for political purposes without the express authorization of the Board of Directors or Executive Committee of the Company.

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Any  officer or  employee  of the  Company  who fails to comply with the Company policy regarding corporation contributions and expenditures in connection with political activities shall be subject to appropriate disciplinary action, which may include discharge. However, the Company's policy does not prohibit any officer or employee from engaging in political activities in an individual capacity (not as a representative of the Company) on his or her own time and own expense, or from making political contributions from personal funds, or from expressing personal views with respect to legislative or political matters.

                                  SECTION XIII
                                 ADMINISTRATION

Reinforcement of sound ethical standards is the responsibility of every director, officer and employee of the Company. Nevertheless, all violations and reasonable suspicions of violations of this Code shall be promptly reported to the employee's department manager or supervisor, or the Director of Corporate Governance, by the individual with knowledge of such a violation. This Code, as amended from time-to-time, may be supplemented or implemented by more detailed procedures, guidelines, manuals and handbooks issued by the Company or its subsidiaries or affiliates. The Company reserves the right, in its sole discretion, to amend, modify, interpret, supersede or rescind any or all of the policies described in this Code, with or without notice. Any amendment to this Code shall be made only by the Company's Board of Directors or the appropriate committee thereof. If an amendment to this Code is made, appropriate disclosure will be made in accordance with legal requirements and stock exchange regulations.

Every director, officer or employee elected or employed after the effective date of this Code may be required to sign a written affirmation acknowledging that they have read and understood this Code and will comply with the Code, which affirmation may be separate or part of another affirmation or acknowledgment relating to employee manuals, handbooks, benefit packages, etc., supplied to new directors, officers or employees. This signed affirmation shall be retained on file by the Director of Corporate Governance.

All employees, directors and officers shall be required from time to time to sign a written affirmation stating they (1) have read this Code and understand its contents, (2) have not violated this Code, (3) will continue to comply with the Code and (4) have no knowledge of any violation of this policy which has not been previously communicated to their supervisor or the Director of Corporate Governance or the Audit Committee of the Board of Directors.

Waivers of any provision of this Code shall be made only by the Audit Committee of the Board of Directors, or the full Board. Persons seeking a waiver should be prepared to disclose all pertinent facts and circumstances, respond to inquiries for additional information, explain why the waiver is necessary, appropriate, or in the best interest of the Company, and comply with any procedures that may be required to protect the Company in connection with a waiver. If a waiver of this Code is granted for any officer, appropriate disclosure will be made in accordance with legal requirements and stock exchange regulations.

                                   SECTION XIV
                                   CONCLUSION

The Company, as a publicly traded company, has certain obligations to its stockholders as well as to society in general. These obligations and the Company's commitment to open, honest, straightforward and ethical conduct including full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission and in other public communications made by the Company, warrant the implementation and enforcement of this Code of Business Conduct and Ethics. It is quite clear to the Company that its reputation for honesty and integrity is a direct result of the standards and acts of its directors, officers and employees.

The Company, its stockholders and the general public expect and are entitled to have the Company conduct itself in a manner consistent with basic principles of honesty and fairness and the principles set forth in this Code. Therefore, violations by any officer or employee will result in appropriate disciplinary action, including dismissal when necessary.

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